September 2, 2008

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Investment Advisory Agreement For Subadviser

HARBOR CAYMAN COMMODITY FUND LTD.

Dear Sirs:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, 34th Floor, Chicago, Illinois 60606, is the investment adviser to the Harbor Cayman Commodity Fund Ltd. (the “Fund”). The Fund has been incorporated under the laws of the Cayman Islands to enable the Harbor Commodity Real Return Strategy Fund (the “Harbor Mutual Fund”) to gain exposure to certain types of commodity-linked derivative instruments. The Harbor Mutual Fund is a series of Harbor Funds, a U.S. registered investment company, and the Fund is a wholly owned subsidiary of the Harbor Mutual Fund. You serve as sub-investment adviser to the Harbor Mutual Fund. It is the Adviser’s desire to engage you to act as sub-investment adviser to the Fund so that you are able to implement the Harbor Mutual Fund’s investment strategy both directly and indirectly through the Harbor Mutual Fund’s investments in the Fund. Accordingly, pursuant to authority granted the Adviser by the Fund, the Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Accordingly, the Adviser and the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	The Certificate of Incorporation of the Fund.

(b)	The Memorandum and Articles of Association of the Fund as in effect on the date hereof (the “Organizational Documents”).

(c)	Resolutions of the Board of Directors of the Fund selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

HARBOR CAYMAN COMMODITY FUND LTD.

SEPTEMBER 2, 2008

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

2.	Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the investment objectives and policies of the Fund and any investment guidelines or other instructions received in writing from the Adviser. The Board of Directors or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what financial instruments shall be purchased for such portion of the Fund’s assets, what financial instruments shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Organizational Documents, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Directors may from time to time establish and deliver to you. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio financial instruments with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser.

The Adviser shall provide you with written statements of the Organizational Documents; the Fund’s written investment objectives and policies; and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Advisers Act and all rules and regulations thereunder all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Organizational Documents. You shall also ensure, in managing the Fund’s assets and with respect to the Harbor Mutual Fund’s investment in the Fund, that the Harbor Mutual Fund remains in compliance with all applicable requirements of the Investment Company Act and all rules and regulations thereunder and with the Internal Revenue Code of 1986, as amended. The Adviser shall provide you with any private letter rulings issued by the Internal Revenue Service related to the Harbor Mutual Fund and the Fund.

You shall maintain written compliance policies and procedures that you reasonably believe are reasonably designed to prevent yourself and, as a result, the Fund from violating applicable federal securities laws relating to that portion of the Fund’s assets allocated to you. You agree to provide the Fund and the Adviser with such reports and certifications and with such access to your officers and employees that the Fund or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser promptly upon detection of any breach of any of the Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation, relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally, such as when the violation could be considered material to your advisory clients.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

HARBOR CAYMAN COMMODITY FUND LTD.

SEPTEMBER 2, 2008

You shall keep the Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act as if the Fund were so registered. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly and without any charge to the Fund any of such records required to be maintained by you, provided that you may retain a copy as required for regulatory recordkeeping purposes.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund or of the Adviser. You will make your officers and employees available to meet with the Directors and the Fund’s or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in Section 4.

You shall not be responsible for taking any action to vote proxies for publicly traded equity securities. Notwithstanding the foregoing, you may receive information concerning assets held by the Fund, including without limitation, conversion rights, subscription rights, warrants, options, pendency of calls, maturities of securities, expiration of rights, tender or exchange offers, or any other right or power requiring a discretionary decision by you. With respect to assets other than publicly traded equity securities, you shall, when in the best interests of the Fund exercise such rights and/or powers. Additionally, you may receive and take action with respect to debt restructurings, reorganizations, refinancings or similar events with respect to securities or loans held in the Fund’s portfolio, and may receive and take action with respect to proxies for private equity securities.

Your investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon, in accordance with the Organizational Documents of the Fund and any investment guidelines or instructions provided to you in writing by the Adviser. To implement your investment authority, you are authorized to: (i) open and maintain brokerage accounts for derivative instruments, including financial futures and options and swaps (such accounts hereinafter referred to as “brokerage accounts”) on behalf of and in the name of the Fund and (ii) execute for and on behalf of the Fund, standard customer agreements with a broker or brokers. You may, using such of the securities and other property in the Fund’s portfolio as you deem necessary or desirable, direct the custodian to deposit on behalf of the Fund’s portfolio, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as you deem desirable or appropriate.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

HARBOR CAYMAN COMMODITY FUND LTD.

SEPTEMBER 2, 2008

You may delegate trade execution and other support functions (but not portfolio management) to your affiliates and may share such information as necessary to accomplish these purposes. Additionally, you may delegate back office services to State Street Investment Manager Solutions, LLC (“State Street IMS”). In all cases, you shall remain liable as if such services were provided by you directly. No additional fees shall be imposed for such services except as otherwise agreed.

The Adviser represents, warrants and covenants that: (i) the Fund is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and will promptly notify you if the Fund ceases to be a QIB; (ii) the Fund is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and will promptly notify you if the Fund ceases to be a QEP; and (iii) the Fund hereby consents to be treated as an “exempt account” under CFTC Rule 4.7.

Notwithstanding any other provision to the contrary, you shall have no obligation to provide your employees to serve as officers or Directors of the Fund.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. Other than as herein specifically indicated, you will not be required to pay any expenses of the Fund.

4.	Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A attached hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Organizational Documents by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

Your services to the Fund pursuant to the Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

5.

Avoidance of Inconsistent Position and Brokerage. You are authorized to effect cross transactions between the portion of the Fund allocated to you and other accounts managed by you and your affiliates provided that remuneration paid by the Fund in connection with the execution of such transactions shall be paid to broker-dealers unaffiliated with you. In connection with purchases or sales of portfolio financial instruments for the account of the portion of the Fund allocated to you, neither you nor

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

HARBOR CAYMAN COMMODITY FUND LTD.

SEPTEMBER 2, 2008

any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of investment financial instruments by the Fund, other than the compensation provided for in this Agreement, except as permitted by law and approved by the Board of Directors. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio financial instruments for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of financial instruments for the Fund with such certain brokers, subject to review by the Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

You will advise the Fund’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Fund or the Adviser may reasonably request, you will furnish to the Fund’s officers and to each of its Directors reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Fund or the Adviser may reasonably request.

Provided the investment objectives of the Fund are adhered to, and such aggregation is in the best interests of the Fund, you may aggregate sales and purchase orders of securities held for the Fund with similar orders being made simultaneously for other accounts managed by you or with accounts of your affiliates, if in your reasonable judgment, such aggregation is equitable and consistent with your fiduciary obligation to the Fund and shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per bond or share basis daily. The Fund acknowledges that the determination of such economic benefit to the Fund by you is subjective and represents your evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

HARBOR CAYMAN COMMODITY FUND LTD.

SEPTEMBER 2, 2008

6.	Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement.

The Adviser shall indemnify you for any damages and related expenses incurred by you as a result of the performance of your duties hereunder, unless the same shall result from behavior found by a final judicial determination to constitute willful misfeasance, bad faith or gross negligence or from reckless disregard by you of your obligations and duties under this Agreement.

7.	Duration and Termination of this Agreement. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Directors, by vote of the Harbor Mutual Fund as sole shareholder of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon the assignment of the investment advisory agreement between the Adviser and the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 202(a) of the Investment Advisers Act (particularly the definition of ““assignment”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulations or order.

8.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

10.	Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Fund nor the Directors shall be personally liable hereunder.

Each of the Fund and the Adviser acknowledges it has received, at least 48 hours prior to the execution of this Agreement, a copy of Part II of your Form ADV, as amended.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Prohibition on Consulting with other Subadvisers. You are prohibited from consulting with any other subadviser to Harbor Funds or the subadviser to any other investment company (or separate series of an investment company) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the Investment Company Act.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

HARBOR CAYMAN COMMODITY FUND LTD.

SEPTEMBER 2, 2008

12.	Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser or is otherwise required by law or regulatory authority. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own benefit to the detriment of the Fund. To the extent you have delegated any duties or services to an affiliate or to State Street IMS in accordance with Section 2 above, you shall ensure that any such affiliate and State Street IMS abide by the confidentiality provisions set forth herein.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

HARBOR CAYMAN COMMODITY FUND LTD.

By:	/s/ David G. Van Hooser
David G. Van Hooser, President

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Brian L. Collins
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

PACIFIC INVESTMENT MANAGEMENT
COMPANY LLC

By:
Name:
Title: